Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
POSITIVE PHYSICIANS HOLDINGS, INC.
A Business-Stock Domestic Corporation
The Articles of Incorporation of Positive Physicians Holdings, Inc., a Pennsylvania corporation, are hereby amended and restated to read as follows:

FIRST: The name of the corporation is: Positive Physicians Holdings, Inc. (the “Corporation”).
SECOND: The location and address of the Corporation’s registered office in this Commonwealth of Pennsylvania and the county of venue is: 100 Berwyn Park, 850 Cassatt Road, Suite 220, Berwyn, Pennsylvania 19312, Chester County.
THIRD: The purpose of the Corporation is to have unlimited power to engage in, and do any lawful act concerning, any or all lawful business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. §§ 1101, et seq.) (the “Business Corporation Law”), specifically to act as an insurance holding company.
FOURTH: The term for which the Corporation is to exist is perpetual.
FIFTH:
A.     Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is 10,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).
The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
B.     Preemptive Rights. No holder of capital stock of the Corporation shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the capital stock, or to any obligations convertible (directly or indirectly) into stock of the Corporation, whether now or hereafter authorized.
C.     Voting Rights. Each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the shareholders of the Corporation, including for the election of directors.
D.     Uncertificated Shares. Any and all classes or series of shares of capital stock of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board, except as required by applicable law, including that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.
SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.
SEVENTH: The shareholders of the Corporation shall not be entitled to cumulate their votes for the election of directors, and at each election for directors, every shareholder of the corporation entitled to vote at such election shall have the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected.
EIGHTH: Shareholders of the Corporation may take action by written consent provided that the holders of at least such number of shares of capital stock of the Corporation having the right to vote with respect to such action as is necessary to approve such action have signed consents approving such action.
NINTH: The Corporation expressly elects not to be governed by the provisions contained in Subchapters E (Control Transactions), F (Business Combinations), G (Control-Share Acquisitions), H (Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control), I (Severance Compensation for Employees Terminated Following Certain Control-Share Acquisitions) and J (Business Combination Transactions – Labor Contracts) of Chapter 25 of the Business Corporation Law.
TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles, or any amendment hereof, in the manner now or hereafter prescribed herein and by the laws of the Commonwealth of Pennsylvania, and all rights conferred upon shareholders herein are granted subject to this reservation; provided that Articles Seventh, Tenth, Eleventh and Twelfth hereof can only be amended by the affirmative vote of eighty percent (80%) or more of the outstanding shares of common stock of the Corporation.
ELEVENTH: A director of the Corporation shall not be personally liable for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements)) for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
TWELFTH: The Corporation shall indemnify any officer or director of the Corporation against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by the Business Corporation Law and may, at the discretion of the Board, purchase and maintain insurance, at the Corporation’s expense, to protect itself, the directors and officers of the Corporation, and any other persons against any such expense, judgment, fine, amount paid in settlement, or other liability, whether or not the Corporation would have the power to so indemnify such person under the Business Corporation Law.
THIRTEENTH: The name and post office address of the incorporator of the Corporation is: Melissa M. Zeiders, 17 North Second Street, 16th Floor, Harrisburg, PA 17101.

IN WITNESS WHEREOF, Positive Physicians Holdings, Inc. has caused these Amended and Restated Articles of Incorporation to be executed in its name by its duly authorized officer and this ____________, 2018.

Melissa M. Zeiders, Incorporator